EXHIBIT 99.1

SORL Auto Parts Reports Financial Results For the 2013 Fourth Quarter and Year

ZHEJIANG, China, March 31, 2014 /PRNewswire/ -- SORL Auto Parts, Inc. (SORL) ("SORL" or the "Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its financial results for the fourth quarter of 2013 and year ended December 31,  2013.

Fourth Quarter 2013 Financial Highlights

  Net sales for the fourth quarter of 2013  increased by 13.3% to $55.3 million;
  Gross margin was 30.1% in the fourth quarter of 2013;
  Net Income attributable to stockholders was $0.8 million, or $0.05 per diluted share;
  Cash and cash equivalents were $28.2 million with a current ratio of 4.13 to 1 at December 31, 2013.

2013 Full Year Highlights

  Net sales increased by 8.5% to $208.6 million;
  Gross margin increased to 28.1%;
  Net income attributable to stockholders for fiscal 2013 was $9.4 million, or $0.49 per diluted share.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, "2013 was another lukewarm year for the commercial vehicle market in China, as the new administration continued to put major infrastructure projects under review, tighten monetary policies and cool the real estate market. All these partially offset the growth of truck sales benefiting from the replacement cycle of large on-road fleets and the pre-buy effect prior to the highly anticipated National IV emission standard. In such a market environment, we continue to focus on increasing our market share and maintaining our industry-leading gross margin through our strategy of differentiating products. As a result, our sales growth accelerated to 13.3% in the fourth quarter, while overall Chinese commercial vehicles sales only grew 4.8%. We continue to introduce new advanced products with more robust features to enhance the technology content and enrich total solutions for our customers. In addition, our undivided focus on better product quality has brought us a number of awards and increased orders from our OEM customers, including Dongfeng Liuzhou, Dongfeng Dana Axle and Qingte Group most recently. On the aftermarket front, our growth was moderate in 2013, as our focus remained on both higher market share in the Chinese OEM segment and further international expansion where margins are better. However, new products we introduced in the OEM market paved the way for a stronger foothold in the Chinese aftermarket segment in the future. Braking systems are safety-related components with high barriers to entry. We remain optimistic on our presence in the highly recurring aftermarket business, as we added more sub-distributors and broaden our coverage to service more and more vehicles coming off warranty every year."

Fourth Quarter 2013 Financial Results

For the fourth quarter of 2013, net sales increased by 13.3% to $55.3 million from $48.8 million for the fourth quarter of 2012. Revenues from the Company's domestic OEM customers rose by 23.1% to $29.3 million from $23.8 million in the fourth quarter of 2012. Sales from China's domestic aftermarket were flat at $11.6 million in the fourth quarter of 2013 compared with $11.6 million in the same quarter of 2012. Revenues from international markets increased 7.5% to $14.4 million, compared to $13.4 million in the third quarter of 2012.

SORL's overall sales increased due to higher demand in the commercial vehicle OEM and international markets during the fourth quarter of 2013 as SORL's new product sales contributed to the sales increase. New commercial vehicle unit sales in China were increased by 4.8% during the fourth quarter of 2013.

The gross profit for the fourth quarter of 2013 was $16.6 million, compared with $16.7 million for the fourth quarter of 2012. Gross margin for the fourth quarter of 2013 was 30.1% from a gross margin of 34.1% in the same quarter of 2012. Starting in 2013, there have been reclassifications of certain costs associated with post-sales product modifications at OEM sites, from costs of sales to selling and distribution expenses. Retrospective adjustments to the historical income statement have also been made to provide a consistent basis of comparison for the financial results. During the fourth quarter 2012, there was a much higher volume of such product modifications as compared with that of the same period of 2013. As a result of such reclassifications, the gross margin of fourth quarter 2012 was higher than same period of 2013.

Operating expenses increased to $15.2 million in the fourth quarter of 2013 from $14.1 million in the fourth quarter of 2012. The increase in operating expenses from the fourth quarter of 2012 reflected higher expenditures in selling and distribution, general and administrative expenses and research and development costs. As a percentage of revenue, these expenses were 27.6% in the fourth quarter of 2013, compared with 28.8% in the fourth quarter of 2012, and compared with 19.2% in the third quarter of 2013.

  Selling and distribution expenses were $8.8 million, or 15.9% of quarterly revenues, compared with $8.6 million, or 17.6% in the same quarter of 2012. The lower selling and distribution expenses as a percentage of revenue in fourth quarter of 2013 was mainly due to higher costs associated with post-sales product modifications at OEM sites in fourth quarter of 2012.
  General and administrative ("G&A") expenses in the fourth quarter of 2013 were $4.3 million, or 7.8% of revenue, compared with $3.5 million, or 7.2% in the fourth quarter of 2012. The increase in expenses was mainly due to higher bad debt provisions. The bad debt provisions were increased as the Company experienced longer collection periods for sales to some domestic OEMs. However, the Company remains confident that these provisions will be reversed as the majority of SORL's OEM customers are top 15 OEMs in China which have strong financial standing and solid payment histories with SORL.
  Research and development ("R&D") expenses were $2.2 million in the fourth quarter of 2013 compared with $1.9 million in the fourth quarter of 2012. As a percentage of revenue, R&D was 3.9% in the fourth quarter of 2013 and declined compared to 4.0% of revenue in the fourth quarter of 2012, due primarily to the increase in revenues in the fourth quarter of 2013. The R&D program's ongoing focus is for the development of new, higher-margin, electronically controlled mechatronic products and to upgrade the Company's traditional braking products to capture market share.

Financial expenses decreased by 47.8% to $0.4 million in the fourth quarter of 2013, from $0.7 million in the fourth quarter of 2012 primarily due to decreased currency exchange losses from the appreciation of the Renminbi ("RMB") against U.S. dollars during the fourth quarter of 2013.

Income before income taxes was $1.9 million for the fourth quarter of 2013 compared to $3.1 million for the same quarter of 2012. The reduced income reflected lower operating income and other income during the fourth quarter of 2013 compared to the fourth quarter of 2012. The pretax income margin was 3.4% in the fourth quarter of 2013, compared with 6.3% in the fourth quarter of 2012.

The provision for income taxes was $1.0 million in the fourth quarter of 2013. However, tax rate remains 16.3% for full year 2013. The local government granted SORL high-tech enterprise certification in December 2012 that lowered its annual income tax rate to approximately 15% for the 2013 and 2014.

Net income attributable to stockholders for the fourth quarter of 2013 was $0.8 million, or $0.05 per basic and diluted share, compared with $4.1 million, or $0.21 on per basic and diluted share, in the fourth quarter of 2012.

Full Year 2013 Financial Results

SORL's net sales for the twelve months ended December 31, 2013 increased by 8.5% to $208.6 million from $192.2 million in 2012.

For the twelve months ended December 31, 2013, SORL's sales to domestic OEM market increased by 11.9% to $105.0 million from $93.9 million in 2012. In 2013, aftermarket sales increased to $46.7 million from $45.3 million one year ago. International sales increased by 7.3% to $56.9 million compared with $53.0 million last year, due to the improving conditions in the U.S. market, a broadening international customer base, and the strengthening of the distribution networks.

SORL's gross profit increased 4.2% to $58.6 million in 2013 from $56.3 million in 2012 due to higher sales. Gross margin was 28.1% in 2013 compared with 29.3% for 2012. Starting in 2013, there have been reclassifications of certain costs associated with post-sales product modifications at OEM sites, from costs of sales to selling and distribution expenses. Retrospective adjustments to the historical income statement have also been made to provide a consistent basis of comparison for the financial results. During the fourth quarter 2012, there was much higher volume of such product modifications as compared with that of the same period of 2013. As a result of such reclassifications, gross margin of fourth quarter 2012 was higher than same period of 2013.

SORL's operational expenses increased to $45.8 million in 2013 from $40.4 million in 2012. Selling expenses increased by $1.8 million compared with 2012 primarily due to new packaging materials to comply with more strict packaging standards and higher personnel costs. General and administrative expenses increased by $3.9 million in 2013 mainly due to personnel expenses and an increase in bad debt provision. The higher bad debt provisions, an approximate $2 million year-over-year increase, were due to longer collection periods for the sales to some domestic OEMs. However, the Company remains confident that these provisions will be reversed as the majority of SORL's OEM customers are top 15 OEMs in China which have strong financial standings and solid payment histories with SORL.

The $0.3 million reduction in R&D costs from 2012 was mainly due to measures taken to increase productivity. SORL continues to build new products and upgrade traditional technologies especially in developing electronically controlled products to enhance performance as the Company expands its global presence.

Financial expenses increased by $0.2 million to $2.6 million from 2012, primarily because of increased currency exchange loss.

Income before provision for income taxes was $12.6 million in 2013, compared with $16.3 million in 2012.  The pretax income margin was 6.0% versus 8.5% in 2012.

The provision for income taxes was $2.0 million, or a 16.3% tax rate in 2013, as compared to $2.0 million, or a 12.3% tax rate in 2012.

The net income attributable to stockholders in 2013 was $9.4 million compared with $12.8 million in 2012. Earnings per share, both basic and diluted, for the full year ended December 31, 2013 and 2012, were $0.49 and $0.66 per share, respectively.

Balance Sheet

As of December 31, 2013, the Company had cash and cash equivalents of $28.2 million compared to $41.3 million on December 31, 2012. The Company significantly reduced its short-term bank loan to $4.5 million on December 31, 2013 from $14.6 million at December 31, 2012. Total equity increased to $199.5 million at December 31, 2013 compared with $188.5 million at December 31, 2012. On December 31, 2013, working capital was $144.7 million with a current ratio of 4.13 to 1. Net cash flow from operating activities was $1.4 million.

Recent Events

In March 2014, SORL announced that it received supplier awards from three of its major customers, Dongfeng Liuzhou Automobile Co., Ltd., Dongfeng Dana Axle Co., Ltd. and the Qingte Group.

In January 2014, SORL announced that the Company's new state-of-the-art testing center was completed in January 2014. The new testing center approximates 1,500 square meters, and it has 13 rooms with nearly 111 instruments conducting different measurements on SORL's new and upgraded products.

In November 2013, SORL announced a new supply agreement to exclusively supply the Company's Clutch Master Cylinders and Clutch Cylinders to SAIC-GM-Wuling ("SGMW") for its Wuling Hongguang S vehicles.

In October, SORL announced today that its Brake Master Cylinder won the first "China Urban Transportation Most Trusted Products" award at the 2013 China International Public Transportation Expo ("the Expo") held in Shenzhen. The Expo was jointly hosted by the China Association for Science and Technology and China Road Transport Association, and it was approved by the Ministry of Science and Technology. This Expo is the largest, most professional and most influential platform for urban public transportation vehicles and their relevant auto parts.

Business Outlook

For the fiscal year 2014, management reiterates its outlook for net sales to be approximately $225.0 million and net income to be approximately $12.5 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

"The Chinese macroeconomic environment is uncertain in the near term as the central government seeks to change the economic priority to building national consumption of domestic goods rather than exports and fixed asset investments. We believe commercial vehicle inventory levels remain positive for continuing growth and the pre-buy before the strict enforcement of the National IV emission standards will continue over the near term.  We remain optimistic that our international sales will contribute more to our sales growth over the next few years as customers in local foreign markets recognize the value in performance and quality our products provide," Ms. Jinrui Yu, SORL's Chief Operating Officer, stated.

Conference Call

Management will host a conference call on Monday, March 31, 2014 at 8:00 A.M. EDT/ 8:00 P.M. Beijing Time to discuss its 2013 fourth quarter and fiscal year financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and China toll free 864001202840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on April 30, 2014, or 11:59 a.m. Beijing Time on May 1, 2014. The replay dial-in numbers are:  U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID "13578728" to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin
+86.139.6777.6556
+86.577.6581.7721
ljf@sorl.com.cn

Phyllis Huang
+86.151.6770.5972
+86.577.6581.7721
phyllis@sorl.com.cn

Kevin Theiss
Grayling
+1.646.284.9409
kevin.theiss@grayling.com

- Tables Follow –

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2013 and December 31, 2012

		December 31, 2013		December 31, 2012

Assets
Current Assets
Cash and cash equivalents	US$	28,241,983	US$	41,253,353
Accounts receivable, net of provision		57,912,384		62,153,509
Bank acceptance notes from customers		20,186,787		10,098,390
Inventories		76,364,019		56,775,825
Prepayments		3,773,750		5,722,743
Current portion of prepaid capital lease interest		453,053		876,326
Other current assets		2,537,300		1,183,487
Deferred tax assets		1,392,955		687,632
Total Current Assets		190,862,231		178,751,265
Fixed Assets
Machinery		46,475,961		52,212,579
Molds		1,388,218		1,384,781
Office equipments		1,960,476		1,637,402
Vehicles		2,248,280		2,025,702
Buildings		8,910,501		8,888,441
Machinery held under capital lease		28,396,853		18,165,511
Less: accumulated depreciation		(44,175,888)		(37,351,817)
Property, plant and equipment, net		45,204,401		46,962,599
Leasehold improvements in progress		264,612		335,714

Land Use Rights, Net		14,409,170		14,742,047

Other Non-Current Assets

Intangible assets		176,302		175,865
Less: accumulated amortization		(126,031)		(108,976)
Intangible assets, net		50,271		66,889
Security deposits on lease agreement		1,818,244		1,879,831
Non-current portion of prepaid capital lease interest		371,355		822,640
Total Other Non-Current Assets		2,239,870		2,769,360
Total Assets	US$	252,980,284	US$	243,560,985

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable, including $810,310 and $94,954 due to related parties at December 31, 2013 and December 31, 2012, respectively.	US$	13,290,282	US$	14,324,633
Deposit received from customers		13,931,658		6,599,746
Short term bank loans		4,526,863		14,599,753
Income tax payable		494,658		-
Accrued expenses		10,066,969		8,501,819
Current portion of capital lease obligations		3,636,488		10,458,352
Other current liabilities, including $94,246 and $33,083 due to related parties at December 31, 2013 and December 31, 2012, respectively.		256,430		313,006
Total Current Liabilities		46,203,348		54,797,309

Non-Current Liabilities
Non-current portion of capital lease obligations		7,272,975		-
Deferred tax liabilities		-		291,995
Total Non-Current Liabilities		7,272,975		291,995

Total Liabilities		53,476,323		55,089,304

Stockholders' Equity

Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of December 31, 2013 and December 31, 2012		-		-
Common stock - $0.002 par value; 50,000,000 authorized,
19,304,921 and 19,304,921 issued and outstanding as of
December 31, 2013 and December 31, 2012		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		10,609,435		9,676,183
Accumulated other comprehensive income		22,465,720		22,020,008
Retained earnings		104,544,120		96,114,407
Total SORL Auto Parts, Inc. stockholders' equity		179,856,898		170,048,221
Noncontrolling Interest In Subsidiaries		19,647,063		18,423,460
Total Equity		199,503,961		188,471,681
Total Liabilities and Stockholders' Equity	US$	252,980,284	US$	243,560,985

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
For Years Ended December 31, 2013 and 2012

		2013		2012

Sales	US$	208,571,812	US$	192,217,399
Include: sales to related parties		2,524,019		1,856,338
Cost of sales		149,949,176		135,946,166

Gross profit		58,622,636		56,271,233

Expenses:
Selling and distribution expenses		20,906,914		19,060,116
General and administrative expenses		17,379,521		13,512,003
Research and development expenses		7,550,010		7,849,101
Total operating expenses		45,836,445		40,421,220

Other operating income		2,074,520		1,485,116

Income from operations		14,860,711		17,335,129

Other Income		524,370		1,561,956
Financial expenses		(2,569,775)		(2,360,966)
Non-operating expenses		(240,217)		(267,384)

Income before provision for income taxes		12,575,089		16,268,735

Provision for income taxes		2,048,056		2,005,125

Net income	US$	10,527,033	US$	14,263,610

Net income attributable to noncontrolling interest in subsidiaries		1,164,068		1,458,672

Net income attributable to common stockholders	US$	9,362,965	US$	12,804,938

Comprehensive income
Net income	US$	10,527,033	US$	14,263,610
Foreign currency translation adjustments		505,247		126,661
Comprehensive income		11,032,280		14,390,271
Comprehensive income attributable to noncontrolling interest in subsidiaries		1,223,603		1,476,282

Comprehensive income attributable to common shareholders	US$	9,808,677	US$	12,913,989

Weighted average common share - basic		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921

EPS - basic	US$	0.49	US$	0.66

EPS - diluted	US$	0.49	US$	0.66

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For Years Ended December 31,2013 and 2012

		2013		2012

Cash Flows From Operating Activities
Net income	US$	10,527,033	US$	14,263,610
Adjustments to reconcile net income to net cash
from operating activities:
Allowance for doubtful accounts		2,808,960		106,067
Depreciation and amortization		7,188,064		7,405,347
Loss on disposal of fixed assets		5,089		13,616
Deferred income tax		(995,102)		(26,494)
Write-down of inventories		28,709		-
Changes In Assets and Liabilities:
Accounts receivable		(3,916,133)		2,793,879
Bank acceptance notes from customers		(10,050,861)		7,881,310
Other currents assets		(2,779,274)		3,238,663
Inventories		(19,454,080)		(400,056)
Prepayments		2,207,828		(1,539,879)
Prepaid capital lease interest		630,521		(1,698,966)
Accounts payable and bank acceptance notes to vendors		3,577,338		(1,357,047)
Income tax payable		494,050		(273,776)
Deposits received from customers		7,306,556		1,525,398
Other current liabilities and accrued expenses		3,775,285		(314,755)
Net Cash Flows Provided By Operating Activities		1,353,983		31,616,917

Cash Flows from Investing Activities
Acquisition of property and equipment		(4,877,633)		(2,522,280)
Proceeds of disposal of fixed assets		14,301		931,752
Change in security deposit on lease agreement		66,170		-
Leasehold improvements in progress		-		(33,708)
Net Cash Flows Used In Investing Activities		(4,797,162)		(1,624,236)

Cash Flows From Financing Activities
Repayment of bank loans		(70,935,757)		(39,031,559)
Repayment of capital lease obligations		(14,103,295)		(2,315,670)
Proceeds from capital lease obligations		14,527,922		-
Prepaid interest for sales-leaseback		-		(1,698,993)
Proceeds from bank loans		60,979,931		37,183,278
Net Cash flows Used In Financing Activities		(9,531,199)		(5,862,944)

Effects on changes in foreign exchange rate		(36,992)		6,924

Net change in cash and cash equivalents		(13,011,370)		24,136,661

Cash and cash equivalents- beginning of the year		41,253,353		17,116,692

Cash and cash Equivalents - End of the year	US$	28,241,983	US$	41,253,353

Supplemental Cash Flow Disclosures:
Interest paid	US$	1,399,851	US$	1,737,170
Tax paid	US$	2,418,239	US$	2,435,782